Exhibit 15.2

July 22, 2021

To:	Boqii Holding Limited

Building 9, No. 388, Shengrong Road,

Pudong New District,

Shanghai 201210,

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3 Key Information—3.D. Risk Factors—Risks Related to Our Corporate Structure”, “Item 4. Information on the Company—4.C. Organizational Structure—Contractual Arrangements with Our VIEs and Our VIEs’ Respective Shareholders.” and “Item 10. Additional Information—10.E. Taxation—People’s Republic of China Taxation” in Boqii Holding Limited’s annual report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices